                                   EXHIBIT 23

             CONSENT OF INDEPENDENT OF CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 21, 2004 (except for Note 16, as to which the date is February 25, 2004) accompanying the consolidated financial statements of RAIT Investment Trust and subsidiaries on Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said reports in the Registration Statements of RAIT Investment Trust on Registration Statements on Form S-3 (File No. 333-103618, effective on March 14, 2003; File No. 333-69366, effective on October 18, 2001; and File No. 333-78519, effective May 14, 1999) and Form S-8 (File No. 333-109158, effective on September 26, 2003; File No. 333-100766, effective on October 25, 2002; and File No. 333-67452, effective on August 14, 2001).

                             /s/ GRANT THORNTON LLP

                             Philadelphia, Pennsylvania
                             March 5, 2004